Exhibit 4.2

FIRST AMENDMENT TO THE

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

This First Amendment (this “First Amendment”) to the Maxar Technologies Inc. 2019 Incentive Award Plan (“2019 Plan”), is made and adopted by the Board of Directors (“Board”) of Maxar Technologies Inc., a Delaware corporation (the “Company”),  on March 27, 2020,  effective as of the date of the Company’s 2020 annual meeting of stockholders, provided that it is approved by the Company’s stockholders on that date (“Amendment Date”).

RECITALS

WHEREAS, the Company maintains the 2019 Plan; and

WHEREAS,  the Board believes it is in the best interests of the Company and its stockholders to amend the 2019 Plan to increase the number of shares reserved under the 2019 Plan.

NOW, THEREFORE, BE IT RESOLVED, that the 2019 Plan is hereby amended as follows, subject to, and effective as of the Amendment Date:

AMENDMENT

1.         Section 3.1(a) of the 2019 Plan is hereby amended and restated in its entirety as follows:

“Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued pursuant to Awards under the 2019 Plan is the sum of: (i)  5,075,000 Shares and (ii) any Shares which as of the Effective Date are subject to awards under any Prior Plan which are forfeited or lapse unexercised and which following the Effective Date are not issued under any Prior Plan; provided,  however, no more than 5,075,000 Shares may be issued upon the exercise of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.”

2.         This First Amendment shall be and hereby is incorporated into and forms a part of the 2019 Plan, and except as expressly provided herein, all terms and conditions of the 2019 Plan shall remain in full force and effect.